Exhibit 99.1

Press Release	Source: Action Products International, Inc.

Action Products International, Inc. Acquires B.E. Overseas Investment Group LLC

Chairman/CEO to Step Aside, Names Successor; Companywide Focus on

Growth in Current and New Consumer Product Industries

ORLANDO, FL—(MARKET WIRE)—Aug 25, 2008 — Action Products International, Inc. (the “Company”) (NasdaqCM:APII - News) announced today it has finalized the acquisition of B.E. Overseas Investment Group LLC, and directors have approved Mr. Neil Swartz as the Company’s next CEO and Chairman.

B.E. Overseas is a merchant bank and consulting company that provides foreign companies capital and intellectual property for access to United States markets. At the time of acquisition two primary companies are included in B.E. Overseas’ investment portfolio, B.E. Home Medical Products Group and Bunch of Expressions. Through the B.E. Home Medical Products Group, B.E. has agreements to release several electronic home health products from overseas companies. Bunch of Expressions is a uniquely modeled import and distribution company selling fresh flowers from South and Central America in the United States.

With the acquisition of B.E. Overseas and its investments, on September 2nd Ronald Kaplan will be succeeded as APII Chairman/CEO by Neil Swartz, CEO and Founder of B.E. Overseas. Mr. Kaplan will take the position of President/COO. Mr. Swartz combines extensive entrepreneurial and capital recruitment experience with a firsthand knowledge of a variety of established and growth business sectors. Mr. Swartz is a CPA and earned a BS degree from Northeastern University in accounting. He started his career as a Certified Public Accountant for a prestigious top four accounting firm and was a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. Mr. Swartz’s additional business experience includes terms as Managing Director of a Mergers & Acquisition firm. Prior to that he ran an investment-banking company that worked with high growth companies preparing to go public, as well as initially providing them capital. He was Chairperson and CEO of a NASDAQ listed software company. Mr. Swartz served on the Company’s Board of Directors from 2002 to 2006. Other current employees of B.E. will be employed in APII’s wholly owned subsidiary, Action Healthcare Products, Inc.

In presenting to directors of APII, Mr. Kaplan stated that, consistent with plans he previously laid forth to shareholders, the acquisition of B.E. adds two important ingredients to APII:

First, the addition of the B.E. Home Medical Products Group will allow the Company to utilize the infrastructure developed in Action Products. The Company maintains strong relationships with many ISO certified manufacturers based in China, has best of breed software, efficient supply and distribution logistics management and access to capital that growth industry consumer product companies will find highly beneficial.

Secondly, the Company’s incoming Chairman & CEO brings business development and investment banking skills to help grow and finance APII based on the Company’s new direction. Mr. Kaplan will remain to focus on recruiting and integrating new products and corporations into a growing APII family of consumer companies.

Mr. Swartz comments, “By becoming part of APII we will be better able to give B.E.’s clients the infrastructure backbone to introduce product lines to US markets much faster and less costly. APII has wisely invested a tremendous amount in building a strong distribution infrastructure as well as creating and maintaining a solid capital structure. We will have the products and capital to realize returns on those investments.”

Mr. Swartz further stated, “Our goal is to bring growth and profitability to the company as quickly as possible. We are in the process of turning around our children’s business towards profitability and entering new markets that will utilize the structure and infrastructure Action has put in place. From the analysis of Action we feel that there is an underlying value in the company that is ready to be maximized. We are determined and focused on turning the company back to growth and profitability. Our mission is to give good returns to our shareholders. We feel we have the human resources, and capital resources are available for us to carry out our plan.”

Ensuring good near term cash flow the Company has received a commitment from Sizer Capital Fund, LLC (a B.E. Overseas investor) to receive an equity investment of $500,000 (five hundred thousand). The Company is selling to Sizer Capital 500,000 shares of newly-authorized convertible preferred stock, each share of preferred stock is convertible into one share of the Company’s common stock.

Mr. Kaplan’s closing comments: “I am pleased and thank the employees, customers, and shareholders of APII. I believe the company is better than it was when we started the transformative period in 1997 since overcoming more than a few tumultuous times and events, and I believe APII will achieve unprecedented performance. I believe our children’s business can get back to operational profitability in 2009 and will directly benefit from the divisionalizing of corporate and public company related matters. While our children’s business returns to growth, as a shareholder I look forward to the Company entering high-growth sectors. I thank Mr. Swartz and our Directors for joining and taking these steps at this time and allowing me to focus on those aspects for which I am best suited.”

About Action Products International, Inc.

Action Products International, Inc. is a global manufacturer and distributor of brand-focused educational and non-violent children’s products. In business for over thirty years, the Company’s products are distributed and sold by more than two thousand retail stores in the US, Canada and Internationally. For more information about Action Products International, Inc., please visit our website at www.apii.com. APII has transformed itself from a toy company to a holding management company that builds value in profitable and growth stage consumer product companies by providing capital as well as a range of strategic, operational, and management resources. Our expertise and leadership helps accelerate growth, build long term value and enable business transformation for each of our companies.

Safe Harbor Forward-Looking Statements

Statements contained in this release that are not strictly historical are “forward-looking statements.” Such forward-looking statements are sometimes identified by words such as “will,” “intends,” “anticipates,” “believes,” and “expects.” The forward-looking statements are made based on information available as of the date hereof, and Action Products International, Inc. assumes no obligation to update such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause Action Products International, Inc.’s actual results to differ materially from those in these forward-looking statements. Such risks and uncertainties include but are not limited to demand for Action Products International, Inc.’s products and services, our ability to continue to develop markets, general economic conditions, our ability to secure additional financing for Action Products International, Inc. and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.

Contact:

Contact:

Action Products, Int’l, Inc.

Ronald Kaplan

CEO

407-660-7200

Rkaplan@apii.com

Robert L. Burrows

CFO

407-660-7200

Rburrows@apii.com

B.E. Overseas Investment Group, LLC

Neil Swartz

CEO

Neil@beoverseasinvestmentgroup.com

Ken Ninomiya

Marketing & Media

Ken@beoverseasinvestmentgroup.com

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